Exhibit 99.1
Solar Power, Inc.
Business Update Conference Call Script
March 11, 2010
Operator: Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to the Solar Power, Inc. Business Update conference call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will open for questions. If you have a question, please press the star followed by the one on your touch-tone phone. Please press star, zero for operator assistance at any time. For participants using speaker equipment, it may be necessary to pick up your handset before making your selection. This conference is being recorded today, Thursday, March 11, 2010
I will now turn the conference to our host, Brion Tanous with CleanTech Investor Relations. Please go ahead, sir.
Brion Tanous: Thank you, operator. I’d like to welcome everybody to Solar Power’s Business Update conference call. On this call, the Company’s Chief Financial Officer, Jeff Winzeler, will address the postponement of the Q4 and fiscal 2009 earnings release and then the Company’s Chief Executive Officer, Steve Kircher, will discuss recent announcements and the strategy surrounding those announcements. Following prepared remarks, we will open it up for questions for the remainder of this call.
Before we get started, I’m going to read a disclaimer about forward-looking statements. This conference may contain, in addition to historical information, forward-looking statements within the meaning of Federal Securities laws regarding Solar Power. Forward-looking statements include statements about plans, objectives, goals, strategies, future events and performance, and underlying assumptions and other statements that are different than historical facts.
These forward-looking statements are based on current management expectations, and are subject to risks and uncertainties that may result in expectations not being realized, and may cause actual outcomes to differ materially from expectations reflected in these forward-looking statements. Potential risks and uncertainties include change in demand for the Company’s products, the impact of competition and government regulation, and other risks contained in the statements filed from time to time with the SEC.
All such forward-looking statements, whether written or oral, made on behalf of the company are expressly qualified by these cautionary statements, and such forward-looking statements are subject to risks and uncertainties, and we caution you not to place undue reliance on these.
We will try to keep this call to one hour as usual, including the questions.
With that, I’d like to turn the call over to Mr. Jeff Winzeler.
Jeff Winzeler: First, I would like to thank you for joining us on the call today.
When we originally scheduled this call we anticipated having our audit complete and our financial statements filed for purposes of discussing last year’s financial results. However, we are unable to do that today as we are still working through timing of revenue recognition, on the Aerojet project that may impact the final results.
Our Aerojet project was commissioned on December 23rd 2009, is up and running, and is generating power. The third party owner of that system has not paid us in full for the project in accordance with the contract terms. Certainty of collectability is an important component of our Company’s revenue recognition policy and while we are confident that amounts due us will be paid, all investors need to be aware that our 2009 guidance is inclusive of our ability to recognize a large portion of Aerojet revenue.
In order to provide sufficient time to complete the audit and prepare financials, we are delaying the release of our earnings and our 2010 guidance until March 31, 2010. Until the audit is complete, we are not at liberty to discuss financial results. Instead, I’m going to turn the call over to Steve Kircher to discuss our recent announcement and our strategy surrounding that announcement.
Steve Kircher: Thank you Jeff.
On February 17, 2009, President Obama signed into law a $787 billion stimulus bill known as The American Recovery and Reinvestment Act of 2009 (ARRA). On Tuesday, our company announced that it has received an initial commitment of $24.7 million in Recovery Zone Facility Bonds (RZFB) by Sacramento County. These bonds are both federal and state tax exempt, private activity debt instruments tied directly to the American Recovery and Reinvestment Act efforts. The county has committed its full allocation of these bonds to Solar Power, Inc. to build a solar panel manufacturing facility and to develop a greater than 10MW utility-scale solar project in Sacramento.
The manufacturing facility and the solar project will begin construction when these bonds are placed. We anticipate that the bonds will be placed by the end of June 2010.
Both of these investments are exciting events directly related to our core competency as a vertically-integrated, world-class system developer.
Let me start with some more details on our factory investment. Based on our continued sales pipeline growth, SPI has forecasted the need for additional manufacturing capacity by the end of 2010. We decided to invest here in the U.S. to significantly enhance our ability to meet growing demand in our pipeline from U.S. system development opportunities and specific “Made in USA” product requirements. Some of which, we already have under contract.
We are currently evaluating several sites within Sacramento County ranging from build-to-suit locations to existing buildings that will accommodate our factory plans. The current schedule is to begin construction in early Q3 2010 and deliver production from the facility by the end of the year. The factory will manufacture our top rated panels as ranked by the CA Energy Commission (CEC). Factory capacity will ramp to 50MW annually with the first phase delivering 15MW. The factory will employ 60-100 skilled workers in the first phase of ramp.
This investment will incrementally add annual capacity to our existing base and will have no impact on current strategies for our China operations. Our current conservative analysis forecasts our U.S. cost structure to start at an approximate 6% premium above our existing panel manufacturing costs. At a complete system level, this would represent an approximate 2.5%

premium. We are confident, with our high-quality, low cost manufacturing expertise and focus on complete system developments, that we will mitigate this premium and the impact to our forecasted gross margin.
Now, onto our solar project.
SPI is in the final development stages of this minimum 10mw utility-scale system here in Sacramento County. The final system size is still being determined and construction is scheduled to begin in Q3 2010 with interconnection complete by the end of the year. This project is expected to employ 60-70 local workers for up to nine months during the construction and commissioning phase. The purchaser of the power generated from this facility will be a utility provider and we are currently in detailed negotiations to finalize a tariff for the power produced. A portion of the Recovery Zone Facility Bond commitment will be used as construction financing and senior debt for the project development.
In conclusion, we are extremely excited about the unique opportunity that these Recovery Zone Facility Bonds provide for long-term debt financing. These are two major investments in our company’s future and demonstrate our commitment to creating jobs and building infrastructure in the U.S.
As a result of these efforts, we continue to be in an excellent position to capitalize on the significant growing demand for renewable energy in the U.S.
We would now like to open the call to any questions regarding these announcements.